VIA FACSIMILE (202) 504-2724

December 20, 1999



Securities and Exchange Commission
Office of the Chief Accountant
450 5th Street, N.W.
Washington, D.C.  20549

Attention:     SECPS Letter File
               Mail Stop 9-5

                    RE:      CARVER BANCORP INC.
                             FILE REF. NO. 0-21487

We were previously the principal accountants for Carver Bancorp, Inc. and, under the cover of a letter dated June 29, 1999, we reported on the consolidated financial statements of Carver Bancorp, Inc. and subsidiaries as of and for the years ended March 31, 1999 and 1998.

On December 16, 1999, we were notified that as of December 14, 1999, our appointment as principal accountants had been terminated. We have read Carver Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated December 20, 1999 and we agree with the comments included therein except for the following comments, for which we have no basis to agree or disagree:

         The first paragraph, first and last sentences: "On Tuesday, December 14, 1999, Carver Bancorp, Inc., a Delaware Corporation and the holding company for Carver Federal Savings Bank, ("Carver"), engaged KPMG LLP ("KPMG") as its independent auditors for the fiscal year ending March 31, 2000. The decision to change auditors was recommended by Carver's Audit Committee and approved by Carver's Board of Directors based on a review by Carver of its accounting and tax service needs for future operations."


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Securities and Exchange Commission
December 20, 1999
Page 2



         The sixth, seventh and eighth paragraphs in their entirety.


                                        Very truly yours,

                                        MITCHELL & TITUS, LLP



                                    By: Michael D. Watson
                                        Partner

MDW:lt

cc:  Deborah C. Wright, President & CEO
     Carver Bancorp, Inc.